Exhibit 21

XETHANOL CORPORATION
List of Subsidiaries

The state of incorporation or organization of each subsidiary is indicated in parentheses.

Xethanol Bioenergy Corporation (DE)
Permeate Refining Inc. (IA)
Xethanol One, LLC (DE)
Xethanol Biofuels, LLC (DE)
Ethanol Extraction Technologies, Inc. (FL)
Superior Separation Technologies, Inc. (FL)
Advanced Bioethanol Technologies, Inc. (FL)

Advanced Biomass Gasification Technologies, Inc. (FL)

Xylitol Technologies, Inc. (FL)

CoastalXethanol LLC (DE)
Augusta Biofuels LLC (GA)
Southeast Biofuels LLC (FL)

NewEnglandXethanol, LLC (DE)

Spring Hope Biofuels, LLC (NC)

BlueRidgeXethanol, LLC (DE)